EXHIBIT 23.5
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement on Form S-3 (filed on or around February 13, 2006), pertaining to a universal shelf registration for Ashford Hospitality Trust, Inc., of our reports on the FGSB Hotel Portfolio, dated December 27, 2004, with respect to the combined historical summaries of revenue and direct operating expenses of these properties included in a current report on Form 8-K/A filed with the Securities and Exchange Commission on December 29, 2004.

/s/ Berdon LLP

New York, New York
February 13, 2006